                                                                    EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           HOMESTEAD.COM INCORPORATED


         Homestead.com Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The original Certificate of Incorporation of Homestead.com Incorporated was filed with the Secretary of the State of Delaware on April 28, 1998. The original name of the corporation was "Homestead Technologies, Inc."

         SECOND: The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors of the Corporation.

         THIRD: Pursuant to a resolution of the Board of Directors, this Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A was submitted to the stockholders of the Corporation for their approval, and was approved, in accordance with Section 228, 242, and 245 of the General Corporation Law of the State of Delaware.

         FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

         IN WITNESS WHEREOF, Homestead.com Incorporated has caused this Certificate to be signed by the President and attested to by the Secretary this 13th day of January, 2000.

                                            HOMESTEAD.COM INCORPORATED


                                            By: /s/ Justin S. Kitch
                                               ---------------------------------
                                                 Justin S. Kitch
                                                 President

ATTEST:

/s/ Justin S. Kitch
-----------------------
Justin S. Kitch
Secretary

                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           HOMESTEAD.COM INCORPORATED

                                       I.

     A. The name of the corporation is HOMESTEAD.COM INCORPORATED (the "Corporation" or the "Company").

     B. The address of the registered office of the Corporation in the State of Delaware is: 15 East North Street, Dover, County of Kent. The name of the Corporation's registered agent at said address is AmeriSearch Corporate Services Inc.

     C. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      II.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Sixty Eight Million (68,000,000) shares, Fifty Million Eight Hundred Thousand (50,800,000) shares of which shall be Common Stock (the "Common Stock"), and Seventeen Million Two Hundred Thousand (17,200,000) shares of which shall be Preferred Stock (the "Preferred Stock"). Of the shares of Preferred Stock, Six Million Five Hundred Thousand (6,500,000) shares shall be designated "Series A Preferred Stock" (the "Series A Preferred"), Six Million Seven Hundred Thousand (6,700,000) shares shall be designated "Series B Preferred Stock" (the "Series B Preferred") and Four Million (4,000,000) shares shall be designated "Series C Preferred Stock" (the "Series C Preferred"). The Preferred Stock shall have a par value of one hundredth of one dollar ($.01) per share and the Common Stock shall have a par value of one hundredth of one dollar ($.01) per share. The Common Stock shall have all rights ascribed by law to Common Stock.

     B. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred and the Series C Preferred are as follows:

          1. DIVIDEND RIGHTS.

               a. Holders of Series A Preferred, Series B Preferred and Series C Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series A Preferred, Series B Preferred and Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall be $0.7001, the Original Issue Price of the Series B Preferred shall be $2.727 and the Original

Issue Price of the Series C Preferred shall be $10.29. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

               b. So long as any shares of Series A Preferred, Series B Preferred or Series C Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) until all dividends (set forth in Section 1a above) on the Series A Preferred, Series B Preferred and the Series C Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1b shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

          2. VOTING RIGHTS.

               a. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred, Series B Preferred and Series C Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B Preferred and Series C Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The Common Stock shall have one vote per share.

               b. SEPARATE VOTE OF SERIES A PREFERRED. For so long as shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series A Preferred; or

                                       2.

                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to the Series A Preferred in right of redemption, liquidation preference or dividends or any increase in the authorized or designated number of any such new class or series.

               c. SEPARATE VOTE OF SERIES B PREFERRED. For so long as shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series B Preferred; or

                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in right of redemption, voting, liquidation preference or dividends or any increase in the authorized or designated number of any such new class or series.

               d. SEPARATE VOTE OF SERIES C PREFERRED. For so long as shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series C Preferred so as to affect them adversely;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series C Preferred; or

                    (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in right of redemption, voting, liquidation preference or dividends or any increase in the authorized or designated number of any such new class or series.

               e. SEPARATE VOTE OF PREFERRED STOCK. For so long as shares of Series A Preferred, Series B Preferred or Series C Preferred remain outstanding, in addition to any other

                                       3.

vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred, Series B Preferred and Series C Preferred, voting together as a class, shall be necessary for effecting or validating any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3c).

               f. ELECTION OF DIRECTORS. At each election of directors of the Company, so long as any shares of Series B Preferred are outstanding, the holders of Series B Preferred shall be entitled, voting as a single series, to elect one (1) director of the Corporation (the "Series B Director"). In the case of any vacancy in the office of a Series B Director, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of a majority of the Series B Preferred, voting as a single class, given at a special meeting of such stockholders called for that purpose or by the unanimous written consent of such stockholders. All other directors of the Company shall be elected by the holders of the Series A Preferred, Series C Preferred and the Common Stock, voting together as a single class on an as-if-converted to Common Stock basis.

               g. APPLICATION OF SECTION 2115 OF THE CALIFORNIA CORPORATIONS CODE. In the event that this Corporation is subject to Section 2115(b) of the California Corporations Code at any time, or from time to time, then the following shall apply:

                    (i) Every stockholder entitled to vote in any election of directors of the Corporation during such time the Corporation is subject to
Section 2115(b) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder may so choose;

                    (ii) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the Corporation, prior to the voting, (ii) the stockholder has given advance notice to the Corporation of the intention to cumulate votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes; and

                    (iii) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

          3. LIQUIDATION RIGHTS.

               a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to be paid out of the assets of the Company:

                                       4.

                    (i) in the case of the Series A Preferred, an amount per share of Series A Preferred equal to the Original Issue Price of the Series A Preferred plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them;

                    (ii) in the case of the Series B Preferred, an amount per share of the Series B Preferred equal to the Original Issue Price for the Series B Preferred plus all declared and unpaid dividends on such shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series B Preferred held by them; and

                    (iii) in the case of the Series C Preferred, an amount per share of the Series C Preferred equal to the Original Issue Price for the Series C Preferred plus all declared and unpaid dividends on such shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of the Series C Preferred held by them.

               b. After the payment of the full liquidation preferences of the Series A Preferred, Series B Preferred and Series C Preferred, if any, as set forth in Section 3a above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               c. The following events shall be considered a liquidation under this Section:

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

                    (iii) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred, Series B Preferred and Series C Preferred of the liquidation preferences set forth in Section 3a, then such assets shall be distributed among the holders of Series A Preferred, Series B Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                                       5.

                    (iv) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                         (A) Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                              (1) If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                              (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                              (3) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                         (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

          4. CONVERSION RIGHTS.

               The holders of the Series A Preferred, the Series B Preferred and the Series C Preferred shall have the following rights with respect to the conversion of the Series A Preferred, the Series B Preferred and the Series C Preferred into shares of Common Stock (the "Conversion Rights"):

               a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred and Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred, Series B Preferred or Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying (i) in the case of the Series A Preferred, the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4b) by the number of shares of Series A Preferred being converted; (ii) in the case of the Series B Preferred, the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section 4b) by the number of shares of Series B Preferred being converted; and (iii) in the case of the Series C Preferred, the "Series C Preferred Conversation Rate" then in effect (determined as provided in Section 4b) by the number of shares of Series C Preferred being converted.

               b. SERIES A, SERIES B AND SERIES C PREFERRED CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A

                                       6.

Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4c. The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4c. The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in
Section 4c.

               c. SERIES A, SERIES B AND SERIES C CONVERSION PRICES. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"). The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Conversion Price"). The conversion price for the Series C Preferred shall initially be the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"). Such initial Series A, Series B and Series C Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to the Series A, Series B and Series C Conversion Prices herein shall mean the Series A, Series B and Series C Conversion Prices as so adjusted.

               d. MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series C Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A, Series B and Series C Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A, Series B and Series C

                                       7.

Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4e shall become effective at the close of business on the date the subdivision or combination becomes effective.

               f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A, Series B and Series C Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A, Series B and Series C Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Prices shall be adjusted pursuant to this Section 4f to reflect the actual payment of such dividend or distribution.

               g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3c or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3c or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock

                                      8.

or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A, Series B and Series C Conversion Prices then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               i. SALE OF SHARES BELOW THE CONVERSION PRICE.

                    (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection i to have issued or sold, Additional Shares of Common Stock (as defined in subsection i(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4f above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4e above, for an Effective Price (as defined in subsection i(iv) below) less than the then effective Series A Conversion Price, the then effective Series B Conversion Price or the then effective Series C Conversion Price, then and in each such case the then existing Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying each such Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection i(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                    (ii) For the purpose of making any adjustment required under this Section 4i, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection i(iii)) or rights or options to purchase either Additional Shares of Common

                                      9.

Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this
Section 4i, if the Company issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A, Series B or Series C Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A, Series B and/or Series C Conversion Prices, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A, Series B and Series C Conversion Prices as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A, Series B and Series C Conversion Prices which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by

                                      10.

the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred or Series C Preferred.

                    (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4i, whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A Preferred, the Series B Preferred and the Series C Preferred, (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), issued or granted after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements or agreements that are approved by the Board, (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, (D) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board and (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4i, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4i, for such Additional Shares of Common Stock.

               j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, the Series B Preferred or the Series C Preferred, if the Series A Preferred, the Series B Preferred or the Series C Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred and Series C Preferred, as applicable, at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable, at the time in effect, (iii) the number of Additional

                                      11.

Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, the Series B Preferred or the Series C Preferred, as applicable,.

               k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3c), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               l. AUTOMATIC CONVERSION.

                    (i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, or
(B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the public offering price per share (before underwriting discounts, commissions, and fees) values the Company at at least $50,000,000, and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000. Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the public offering price per share (before underwriting discounts, commissions, and fees and adjusted for any stock splits, stock consolidations, stock dividends and the like) equals or exceeds $5.00, and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000. Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the

                                      12.

Series C Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the public offering price per share (before underwriting discounts, commissions, and fees and adjusted for any stock splits, stock consolidations, stock dividends and the like) equals or exceeds $13.38, and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

                    (ii) Upon the occurrence of any of the events specified in paragraph (i) above, the outstanding shares of the affected series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion, the affected holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

               m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               n. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, the Series B Preferred and the Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, the Series B Preferred and the Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Series B Preferred and the Series C Preferred, the Company will take such corporate action as may, in the opinion of its

                                      13.

counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               o. NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               p. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

               q. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A Preferred as required under Section 2b, of the holders of then outstanding Series B Preferred as required under Section 2c or of the holders of then outstanding Series C Preferred as required under Section 2d, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred and Series C Preferred against dilution or other impairment.

          5. REDEMPTION.

          The Series A Preferred, the Series B Preferred and the Series C Preferred shall not be redeemable by the Company.

          6. NO REISSUANCE OF PREFERRED.

          No share or shares of Series A Preferred, Series B Preferred or Series C Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

          7. NO PREEMPTIVE RIGHTS.

          Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.


                                      14.

                                      III.

     A. To the extent permitted by applicable law a director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent permitted by applicable law if the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article III shall only be prospective and shall not effect the rights under this Article III in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      IV.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; PROVIDED, HOWEVER, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.



                                      15.